UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2008 (April 22, 2008)

BANCORP RHODE ISLAND, INC.

(Exact name of registrant as specified in its charter)

Rhode Island

(State or other jurisdiction of incorporation)

333-33182	05-0509802
(Commission File Number)	(IRS Employer Identification Number)

One Turks Head Place, Providence, Rhode Island 02903

(Address of principal executive offices)

(401) 456-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Item 5.02.	Compensatory Arrangements of Certain Officers.

On April 28, 2008, Bancorp Rhode Island, Inc. (the “Registrant”) and Bank Rhode Island, the Registrant’s wholly owned subsidiary (the “Bank”), entered into an employment agreement with Mark J. Meiklejohn, Vice President of the Registrant and Executive Vice President and Chief Lending Officer of the Bank. The agreement provides for an annual base salary of $180,000 per year and entitles Mr. Meiklejohn to participate in any and all employee benefit plans generally available to full-time employees of the Bank, including non-contributory plans and, at Executive’s option, contributory plans. Upon a termination by the Bank without “cause” or termination by Mr. Meiklejohn for certain events constituting “good reason” (as such terms are defined the employment agreement), Mr. Meiklejohn is entitled to continue to receive as severance, his then current base salary for 12 months plus medical, dental and life insurance coverage generally available to full-time employees during such 12 month period or as required by law, whichever is longer. Mr. Meiklejohn is also entitled to receive outplacement assistance for a period of six months at no charge. Upon a termination in connection with a change in control, Mr. Meiklejohn is entitled to receive an amount equal to two times the sum of his then current base salary plus his annual target bonus for the year in which the change in control occurs, payable as a lump sum. In connection with the termination of Mr. Meiklejohn’s employment in connection with a change in control, Mr. Meiklejohn is also entitled to receive outplacement assistance for a period of 12 months at no charge.

Mr. Meiklejohn’s employment agreement contains a requirement that he sign a release and waiver against the Registrant and the Bank prior to the payment of any severance or change in control benefits. The agreement also contains a one year non-solicitation provision under which Mr. Meiklejohn is prohibited from directly or indirectly, recruiting, hiring or encouraging any employee of the Bank to terminate their relationship with the Bank, or encouraging any customer of the Bank to conduct business with any other person that such customer conducts or could conduct with the Bank.

On April 22, 2008, the Compensation Committee of the Board of Directors of the Registrant also approved an amendment to the 2000 Supplemental Retirement Benefit Plan ("SERP") of the Bank to increase the annual retirement benefit available to Mr. Meiklejohn, under the SERP from $25,000 to$50,000, subject to Mr. Meiklejohn’s insurability.

Item 9.01.	Financial Statements and Exhibits

(c)	Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANCORP RHODE ISLAND, INC.

Date: April 28, 2008	By:	/s/ Linda H. Simmons
_________________________________

Linda H. Simmons

Chief Financial Officer